Exhibit 99.1

CELLDEX REPORTS THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS

- Conference Call Wednesday, November 5, at 9:00 a.m. Eastern Time -

NEEDHAM, MA (November 5, 2008):  Celldex Therapeutics, Inc. (NASDAQ:  CLDX) today reported financial results for the third quarter and nine-month period ended September 30, 2008. Celldex reported a net loss of $7.7 million, or $0.49 per share, for the third quarter of 2008 compared to a net loss of $4.1 million, or $0.49 per share, for the third quarter of 2007. For the nine months ended September 30, 2008, Celldex reported a net loss of $40.0 million, or $2.92 per share, compared to a net loss of $10.8 million, or $1.31 per share, for the nine months ended September 30, 2007. Effective October 1, 2008, the Company changed its name from AVANT Immunotherapeutics, Inc. to Celldex Therapeutics, Inc.

The 2007 financial results reflect the activities of pre-merger, privately-held Celldex only. As discussed in further detail later in this release, the increase in net loss between the three-month periods was primarily due to increased operating expenses as a result of the merger of AVANT and Celldex, offset partially by increased revenues and investment and other income. The increase in net loss between the nine-month periods was primarily due to increased operating expenses for the combined companies and non-cash charges of $19.1 million, or $1.39 per share, relating to $14.8 million of purchased in-process research and development and $4.3 million of stock-based compensation expense. At September 30, 2008, Celldex reported cash and cash equivalents of $42.7 million. This amount does not include a $10 million milestone payment from Paul Capital Healthcare upon GlaxoSmithKline’s U.S. launch of Rotarix®, which was received on October 1, 2008. The decrease in cash and cash equivalents of $9.7 million from June 30, 2008 includes one-time cash payments to licensors of $3.5 million for sublicense fees and approximately $0.7 million in equipment purchases required to convert our Fall River facility to cell culture manufacturing. The Company believes that its current cash and cash equivalents together with the payment received from Paul Capital Healthcare will be sufficient to meet estimated working capital requirements and fund operations into the second half of 2010.

“Celldex continues to make significant progress in its ongoing clinical trials,” said Anthony S. Marucci, Celldex’s President and Chief Executive Officer. “We have established a positive relationship with our partner Pfizer and together are developing the clinical pathway to commercialization for CDX-110 in glioblastoma multiforme. We are actively enrolling patients in two parallel Phase 1 dose-escalation studies of CDX-1307 in metastatic or locally advanced breast, colorectal, pancreatic, ovarian and bladder cancers. The ten million dollar milestone payment for the launch of Rotarix® further adds to an already strong cash position and will support our plans to advance additional candidates from our Precision Targeted Immunotherapy Pipeline into clinical trials in 2009.”

Key 2008 events this quarter include:

•                  Appointed Anthony S. Marucci as President and Chief Executive Officer of the Company. Mr. Marucci had served as interim President and Chief Executive Officer since May 2008.

•                  Changed the Company’s name to Celldex Therapeutics to more accurately reflect the Company’s expertise and focus on developing therapeutic vaccines and antibodies, including Celldex’s proprietary Precision Targeted Immunotherapy Platform of monoclonal antibodies, antibody-targeted vaccines and immunomodulators to create novel disease-specific drug candidates.

•                  Received a $10 million milestone payment from Paul Capital Healthcare on October 1, 2008, triggered by Glaxo’s market launch of Rotarix®.

•                  Presented at the 28th Annual Canaccord Adams Global Growth Conference in August and the UBS 2008 Global Life Sciences Conference in September.

Further Financial Highlights

The net loss for the third quarter of 2008 showed an increase of $3.6 million compared to the net loss for the same period in 2007. The increase in net loss reflected an increase in operating expenses which includes the combined operations of AVANT and Celldex post-merger, offset in part by an increase in revenues. The increase in net loss also reflected an increase in investment and other income. Research and development (R&D) expenses in the third quarter of 2008 increased $3.5 million compared to R&D expenses in 2007 due primarily to sublicense fees payable and increased clinical trials costs for CDX-110 and CD-1307. General and administrative (G&A) expenses increased $2.9 million due primarily to stock-based compensation expense of $1.4 million and increased professional services expenses.

The nine-month results for 2008 reflect an increase in net loss compared to the same period in 2007. The increase in net loss reflected an increase in operating expenses due primarily to the combined operating expenses of the two companies from March 8 to September 30, 2008, including a non-cash charge of $14.8 million for purchased in-process R&D and non-cash charges of $1.4 million and $2.9 million for stock-based compensation expense in R&D expense and G&A expense, respectively. The increase in operating expenses also resulted from higher general and administrative expenses, which is primarily due to increases in personnel-related expenses and professional services costs for the combined companies. The increase in net loss also reflected an increase in investment and other income.

Revenues for the first nine months of 2008 increased compared with revenues for the first nine months of 2007. The increase in product development and licensing revenue in 2008 primarily reflects recognition of $0.5 million and $1.0 million in Pfizer deferred revenue related to CDX-110 in the second and third quarters of 2008, respectively. The decrease in contracts and grants revenue in 2008 compared to 2007 primarily reflects reduced levels of vaccine development work billable to Rockefeller University between periods. In the first nine months of 2008, Celldex also recognized $1.7 million in product royalty revenue related to offsetting royalty expense payable to Cincinnati Children’s Hospital (CCH).

Important Information Related to Celldex’s Financial Results

On March 7, 2008, the Company completed the merger with privately-held Celldex Therapeutics, Inc. In connection with the merger, the Company’s board of directors approved a 1-for-12 reverse stock split of its common stock, which became effective on March 7, 2008. As of September 30, 2008, the Company had approximately 15.7 million shares outstanding. Effective October 1, 2008, the Company changed its name to Celldex Therapeutics, Inc.

The merger was accounted for using the purchase method of accounting and was treated as an acquisition by Celldex of AVANT with Celldex being considered the accounting acquirer even though AVANT was the issuer of common stock and surviving legal entity in the transaction. Because Celldex was determined to be the acquirer for accounting purposes, the historical financial statements of Celldex became the historical financial statements of the Company. Accordingly, the financial statements of the Company prior to the merger reflect the financial position, results of operations and cash flows of pre-merger, privately-held Celldex only. Following the merger, the financial statements of the current three- and nine-month periods reflect the financial position, results of operation and cash flows of Celldex for the three- and nine-month periods ended September 30, 2008 combined with the results of operations of AVANT beginning March 8, 2008. Accordingly, the attached financial information reflects the financial condition, results of operations and liquidity of the Company at September 30, 2008 and historically of pre-merger Celldex on a stand-alone basis for all periods prior to March 8, 2008. The financial condition, results of operations and liquidity of the Company as of September 30, 2008 and 2007 may not be indicative of the Company’s future performance or reflect what the Company’s financial conditions, results of operations and liquidity would have been had the merger been consummated as of January 1 of each respective year or had the Company operated as a separate, stand-alone entity during the periods presented.

Webcast and Conference Call

Celldex will host a conference call and live audio webcast at 9:00 AM ET on Wednesday, November 5, 2008, to discuss Celldex’s third quarter and nine month 2008 financial results. To access the conference call, dial 888-713-4218 (within the U.S.), or 617-213-4870 (if calling from outside the U.S.). The passcode for participants is 39268860. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 47192601. The replay will also be broadcast via the Company’s website, www.celldextherapeutics.com, after the live call. Additionally, a copy of this press release is available by contacting Investor Relations at 781-433-0771.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is an integrated biopharmaceutical company that applies its comprehensive Precision Targeted Immunotherapy Platform to generate a pipeline of candidates to treat cancer and other difficult-to-treat diseases. Celldex’s immunotherapy platform includes a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect Celldex’s current views with respect to future events and financial performance. There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by Celldex.. These factors include, but are not limited to: (1) the successful integration of the businesses, multiple technologies and programs of the two companies that merged together in 2008 to form our Company, Celldex and AVANT; (2) the ability to adopt Celldex’s APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; (3) the ability to adapt Celldex’s vectoring systems to develop new, safe and effective orally administered vaccines against disease causing agents; (4) the ability to successfully complete product research and further development, including animal, preclinical and clinical studies, and commercialization of CDX-110, CDX-1307, CholeraGarde® (Peru-15), Ty800, ETEC E. coli vaccine, and other products and Celldex’s expectations regarding market growth; (5) the cost, timing, scope and results of ongoing safety and efficacy trials of CDX-110, CDX-1307, CholeraGarde® (Peru-15), Ty800, ETEC E. coli vaccine and other preclinical and clinical testing; (6) the ability to negotiate strategic partnerships or other disposition transactions for Celldex’s cardiovascular programs, including TP10 and CETi; (7) the ability of Celldex to manage multiple clinical trials for a variety of product candidates; (8) the volume and profitability of product sales of Megan®Vac 1, Megan®Egg and other future products; (9) GlaxoSmithKline’s, or Glaxo’s, process of obtaining regulatory approval for the sale of Rotarix® in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix® by Glaxo, which is not within our control; (10) Glaxo’s strategy and business plans to launch and supply Rotarix® worldwide, including in the U.S. and other major markets, which is not within our control, and its payment of royalties to Celldex; (11)Pfizer’s and our strategy and business plans concerning the continued development and commercialization of CDX-110; (12) Celldex’s expectations regarding its technological capabilities and expanding its focus to broader markets for vaccines; (13) changes in existing and potential relationships with corporate collaborators; (14) the availability, cost, delivery and quality of clinical and commercial grade materials produced at Celldex’s own manufacturing facility or supplied by contract manufacturers and partners; (15) the timing, cost and uncertainty of obtaining regulatory approvals; (16) Celldex’s ability to develop and commercialize products before competitors that are superior to the alternatives developed by such competitors; (17) Celldex’s ability to retain certain members of management;(18) Celldex’s expectations regarding research and development expenses and general and administrative expenses; (19) Celldex’s expectations regarding cash balances, capital requirements, anticipated royalty payments, revenues and expenses, including infrastructure expenses; (20) the ability to obtain substantial additional funding; (21) Celldex’s belief regarding the validity of our patents and potential litigation; and (22) certain other factors that might cause Celldex’s actual results to differ materially from those in the forward-looking statements including those set forth under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of Celldex’s Annual Report on Form 10-K, its current Reports on Form 8-K, as well as those described in Celldex’s other press releases and filings with the Securities and Exchange Commission, from time to time. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans and estimates at the date of this press release, and Celldex does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

CELLDEX THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Quarter		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
REVENUE
Product Development and Licensing Agreements	$1,245,442	$116,539	$2,235,810	$349,617
Government Contracts and Grants	137,685	152,435	419,204	672,581
Product Royalties	975,009	—	1,812,131	—

Total Revenue	2,358,136	268,974	4,467,145	1,022,198

OPERATING EXPENSE
Research and Development	6,626,059	3,111,002	18,743,353	8,270,191
General and Administrative	4,206,081	1,306,000	11,825,467	3,884,000
Charge for Purchased In-Process Research and Development	—	—	14,755,908	—
Amortization of Acquired Intangible Assets	103,974	29,233	257,032	87,699

Total Operating Expense	10,936,114	4,446,235	45,581,760	12,241,890

Operating Loss	(8,577,978)	(4,177,261)	(41,114,615)	(11,219,692)

Investment Income, Net	921,820	120,243	1,067,265	375,134

Net Loss	$(7,656,158)	$(4,057,018)	$(40,047,350)	$(10,844,558)

Basic and Diluted Net Loss per Common Share	$(0.49)	$(0.49)	$(2.92)	$(1.31)
Weighted Average Common Shares Outstanding	15,708,244	8,309,420	13,695,092	8,309,420

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and Cash Equivalents	$42,697,228	$4,909,530
Other Current Assets	12,863,502	788,843
Property and Equipment, net	14,190,971	1,918,036
Intangible and Other Assets, net	9,433,834	1,758,095
Total Assets	$79,185,535	$9,374,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$18,424,329	$10,136,440
Long-Term Liabilities	36,923,478	369,961
Stockholders’ Equity	23,837,728	(1,131,897)
Total Liabilities and Stockholders’ Equity	$79,185,535	$9,374,504

CONTACT:

Celldex Therapeutics, Inc.

Anthony S. Marucci, 781-433-0771

President and CEO

or

Celldex Therapeutics, Inc.

Avery W. Catlin, 781-433-0771

Chief Financial Officer

IR@celldextherapeutics.com

or

For Media:

BMC Communications Group

Dan Budwick, 973-271-6085

dbudwick@bmccommunications.com